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                                                                   Exhibit 23(m)

                        CENTURY CAPITAL MANAGEMENT TRUST

                              AMENDED AND RESTATED
                          DISTRIBUTION AND SERVICE PLAN
                            (Pursuant to Rule 12b-1)

Adopted:  December 13, 1999, as amended and restated November 11, 2003

                                    RECITALS

         1. Century Capital Management Trust, a Massachusetts business trust (the "Trust"), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

         2. The Trust operates as a "series company" within the meaning of Rule 18f-2 under the Act and is authorized to issue shares of beneficial interest in various series.

         3. Series of the Trust may utilize assets of such series to pay for sales or promotional services or other activities that have been or will be provided in connection with the distribution and servicing of shares of such series if such payments are made pursuant to a Plan adopted and continued in accordance with Rule 12b-1 under the Act (the "Rule").

         4. Century Small Cap Select Fund (the "Fund"), a series of the Trust, by virtue of such arrangements, may be deemed to act as a distributor of its Investor Shares and desires to adopt a plan pursuant to the Rule (the "Plan").

         5. The Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and the holders of Investor Shares, and have approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements related thereto.

                                 PLAN PROVISIONS

1.       Expenditures.

         (a) Amounts. The Fund is hereby authorized to expend from time to time up to 0.25% per annum of the average daily net assets of the Fund attributable to the Investor Shares in payment of, or reimbursement for, the expenses and activities described in Section 1(b) (collectively, the "Distribution and Service Fee").

         (b) Payments by the Fund. The Distribution and Service Fee may be used to pay for promotional, distribution and shareholder servicing activities with respect to the Investor Shares, including without limitation:

             (i) costs of preparing, printing and distributing the Fund's prospectus, statement of additional information and reports to prospective investors in the Investor Shares;

             (ii) costs of preparing, printing and distributing sales literature and any other forms of advertising and costs of any other promotional activities pertaining to the Fund for the purpose of promoting the Fund to prospective investors in the Investor Shares; and

             (iii) payment of commissions and other selling expenses to brokers and investment advisers in consideration of promotional and distribution efforts with respect to Investor Shares.

         (c) Payments by the Adviser. The investment adviser to the Fund is authorized to expend any amounts of its own funds, including without limitation from the investment advisory fee paid by the Fund, for any of the purposes described in section 1(b).

2.       Term and Termination.

         (a) Initial Term. This Plan shall become effective on the date the Fund commences operations and shall continue in effect for a period of one year thereafter unless terminated or otherwise continued or discontinued as provided in this Plan.

         (b) Continuation of the Plan. The Plan and any related agreements shall continue in effect for successive periods of one year each after the initial term for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

         (c) Termination of the Plan. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Investor Shares of the Fund.

3.       Amendments.

         This Plan may not be amended to increase materially the amount of the expenditures provided for in Section 1 hereof, unless such amendment is approved by a vote of the majority of the outstanding Investor Shares, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 2(b) hereof.

4.       Independent Trustees.

         While this Plan is in effect with respect to the Fund, the selection and nomination of Trustees who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the Trustees then in office who are not interested persons.

5.       Quarterly Reports.

         While this Plan is in effect, a person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report, complying with the requirements of the Rule, which sets out the amounts expended by the Fund under the Plan or any related agreements and the purposes for which such expenditures were made.

6.       Recordkeeping.

         The Trust shall preserve copies of this Plan, any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, such agreement or such report, as the case may be.

7.       Agreements Related to this Plan.

         Agreements with persons providing distribution services to be paid for or reimbursed under this Plan shall each provide that:

         (a) The agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the agreement;

         (b) The agreement may be terminated at any time, without payment of any penalty, by vote of a majority of (i) the Qualified Trustees or
             (ii) the outstanding Investor Shares of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement;

         (c) The agreement will terminate automatically in the event of an assignment; and

         (d) In the event the agreement is terminated or otherwise discontinued, no further payments will be made by the Fund after the effective date of such action.

8.       Governing Law.

         This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the provisions of the Act.